NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 04, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 23, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between First Trust/abrdn Global Opportunity Income Fund and abrdn Income Credit Strategies Fund became effective on September 23, 2024. Each Common Shares of Beneficial Interest of First Trust/abrdn Global Opportunity Income Fund held was converted into 1.014883 shares of abrdn Income Credit Strategies Fund Common Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 23, 2024.